EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President & CFO Alex Haddock Vice President, Investor Relations

EAGLE MATERIALS ANNOUNCES START UP OF NEW TEXAS LEHIGH

CEMENT COMPANY SLAG FACILITY IN TEXAS

Start-up of new 500,000-ton slag cement facility expected in the summer of 2024

Expands ability to satisfy demand for cementitious materials in the growing Texas market

Dallas, TX (April 9, 2024) Eagle Materials Inc. (NYSE: EXP) announced plans today for Texas Lehigh Cement Company, a 50/50 joint venture between Eagle and Heidelberg Materials North America, to start-up a new slag cement facility in Houston, Texas this summer. Construction for the new slag cement facility is substantially complete; once finished, the plant will have an annual manufacturing capacity of approximately 500,000 tons to supplement Texas Lehigh’s cement manufacturing plant in Buda, Texas.

“Today’s announcement is an important step for Eagle Materials in extending our ability to meet the demand needs of our customers in a fast-growing market like Texas, especially as other cementitious alternatives like fly ash diminish in availability,” commented Michael Haack, President and CEO of Eagle Materials Inc. “We are committed to continued progress across our environmental stewardship initiatives, and the new Texas Lehigh Cement Company slag facility is another exciting step towards increasing the sustainability of our business.”

With this expansion, Texas Lehigh reiterates its commitment to be the cementitious materials supplier of choice in the Texas market, including the key cities of Houston and Austin, meeting the expected increase in demand for cementitious materials more broadly and to reduce the carbon intensity of its overall product portfolio.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

About Texas Lehigh Cement Company LP

Texas Lehigh Cement Company is a 50/50 joint venture between Eagle Materials Inc. and Heidelberg Materials North America and has been in continuous operation since 1978. The joint venture was formed in 1986 and operates a cement facility in Buda, Texas and distribution facilities throughout central and south Texas.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Vice President, Investor Relations, Strategy and Corporate Development

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